Exhibit 99.1
CAPSTEAD INVESTOR PRESENTATION MATERIALS September 2009

Safe Harbor Statement - Private Securities Litigation Reform Act of 1995 Forward Looking Information This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company's investments and other factors. As discussed in the Company's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, the availability of financing at reasonable levels and terms to support investing on a leveraged basis, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of differing levels of leverage employed, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

Agency-guaranteed residential mortgage securities are considered to have little, if any, credit risk, particularly given recent federal government support for Fannie Mae and Freddie Mac Overview Capstead is a Real Estate Investment Trust formed in 1985, headquartered in Dallas, Texas Business Strategy We manage a leveraged portfolio of residential adjustable-rate mortgage, or ARM, securities issued and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae that reset to more current interest rates within a relatively short period of time allowing for: potential expansion of financing spreads during periods of falling interest rates, potential recovery of financing spreads diminished during periods of rising interest rates, and smaller fluctuations in portfolio values from changes in interest rates compared to investments in fixed-rate mortgage securities Management Structure We are self-managed with low G&A costs and a conservative incentive structure

Experienced Management Team Andrew F. Jacobs - President and Chief Executive Officer, Director Has served in various executive positions with us since 1988 CPA, Member AICPA, TSCPA, NACD, FEI, Chancellor's Council Executive Committee of the University of Texas System, Executive Council of The Real Estate Finance and Investment Center at the University of Texas at Austin Phillip A. Reinsch - Executive Vice President and Chief Financial Officer, Secretary Has held various financial accounting and reporting positions with us since 1993 Formerly employed by Ernst & Young LLP as an audit senior manager focusing on mortgage banking and asset securitization CPA, Member AICPA, TSCPA, FEI Robert A. Spears - Executive Vice President, Director of Residential Mortgage Investments Has served in asset and liability management positions with us since 1994 Formerly vice president of secondary marketing with NationsBanc Mortgage Corporation Michael W. Brown - Sr. Vice President, Asset and Liability Management, Treasurer Has served in asset and liability management positions with us since 1994 MBA, Southern Methodist University, Dallas, Texas Over 80 years of combined mortgage finance industry experience, 67 years at Capstead

Market Snapshot (in thousands, except percentages and per share amounts)

Low Risk Agency-guaranteed Residential ARM Securities Investment Strategy Longer-to-Reset Agency ARM Securities Current-Reset Agency ARM Securities 3.2 4.1 Current-Reset ARMs ($5.0 billion) Longer-to-Reset ARMs ($2.4 billion) (investment basis as of June 30, 2009) Our portfolio is backed by well-seasoned mortgage loans with coupon interest rates that reset at least annually or begin doing so after an initial fixed-rate period of five years or less We use longer-term repo and/or swaps to mitigate interest rate risk The duration of our assets and liabilities was approximately 9 months and 4 months, respectively, for a net duration gap of roughly 5 months 68% 32% Financed primarily with 30- to 90-day borrowings Interest rate risk mitigated on macro basis with longer-term repo, if available at attractive rates and terms, or two-year swap agreements ($2.4 billion at 3.00%, 9 month average maturity as of June 30, 2009)

Portfolio Statistics (as of June 30, 2009)

Financing Spreads* Fed Funds vs. One-Month Libor We expect financing spreads will decline modestly in the third quarter and begin improving in the fourth quarter and into 2010 The low basis in our portfolio is producing yields above market rates; purchased yields are averaging under 3% - since these purchases are primarily short reset, floating rate securities, their yields can adjust upward over time Much of our portfolio will continue resetting to levels below current fixed-rate mortgage rates, reducing prepay exposure Approximately 70% of our longer-to-reset ARM securities are backed by interest-only ARM loans and just under 90% of these loans were originated in 2006 or 2007 at or near the peak of the housing cycle Our $557 million in longer-dated repo matured in late August 2009 (avg. rate: 5.17%) and $900 million of our swaps terminate in November/December 2009 (avg. rate: 4.03%) with another $800 million terminating during the first quarter of 2010 (avg. rate: 2.84%) Yields on Mortgage Assets vs. Repo Borrowing Rates Financing spreads on mortgage assets* High: 3.71% Low: (.16) Average: 1.48 See page 14 for discussion of use of financing spread on mortgage assets, a non-GAAP financial measure.

CAPSTEAD A P P E N D I X

Second Quarter Highlights (All changes are from 1st Quarter 2009 to 2nd Quarter 2009) Earnings increased to $42.5 million Diluted earnings per common share stable at $0.58 Total financing spread increased 15 basis points to 2.31% Portfolio of almost exclusively agency-guaranteed residential ARM securities maintained at $7.6 billion Portfolio leverage reduced to 6.63 times long-term investment capital Book value increased $1.14 to $11.48 per common share

Yield / Cost Analysis (in thousands) See page 4 for discussion of use of financing spread on mortgage assets, a non-GAAP financial measure.

Comparative Balance Sheet (in thousands, except per share amounts)

Comparative Income Statement (in thousands, except per share amounts) (unaudited)

Use of Non-GAAP Financial Measures Second Quarter 2009 (dollars in thousands)